Exhibit 99.1

Sensus Healthcare, Inc. Appoints Dr. Darrell Rigel to its Board of Directors

--Past President of both the American Academy of Dermatology and American Society

for Dermatologic Surgery

--Recipient of American Academy of Dermatology’s Gold Medal in Recognition of a Lifetime of Achievement

BOCA RATON, Fla. – June 13, 2016 – Sensus Healthcare, Inc. (NASDAQ: SRTSU), a medical device company specializing in the treatment of non-melanoma skin cancers and other skin conditions, such as keloids, with superficial radiation therapy, today announced the appointment of Darrell S. Rigel, MD, MS, to its Board of Directors. Dr. Rigel is a Clinical Professor of Dermatology at New York University Medical Center and serves as Medical Director of the Schweiger Dermatology Group. He has also served as President of the American Academy of Dermatology and as a Director of the American Board of Dermatology. In addition, he is a past President of both the American Society for Dermatologic Surgery and American Dermatological Association.

Dr. Rigel stated, “I am honored to join the Board of Directors of Sensus Healthcare. Having dedicated my professional life to dermatology, I have seen the impact that skin disorders have on my patients on a daily basis. With its innovative technology and non-invasive approach to treating skin cancer and keloids, Sensus Healthcare has taken a leadership position in treating skin cancer in a cost-effective manner and addressing the medical needs of large, underserved populations. I am confident that Sensus Healthcare will have an increasingly significant impact on patient care and I look forward to helping the Company expand access to their technologies for physicians and patients.”

Joe Sardano, Chief Executive Officer for Sensus Healthcare, added, “I am gratified Dr. Rigel has chosen to apply his experience and passion to the advancement of Sensus. Dr. Rigel joining the board speaks volumes about our value in the dermatology and skin cancer markets and shows how we are truly making a difference in the lives of our patients. In Dr. Rigel, we have secured the ideal board member: a highly recognized leader in the field of dermatology who brings to bear tremendous public and private company experience. I am confident he will be an enormous asset to Sensus for years to come.”

Dr. Rigel is a well-respected leader in dermatology and has chaired numerous national and international conferences and symposiums, delivering more than 900 presentations. He has authored many articles and abstracts in professional journals and is the lead editor of Cancer of the Skin, the primary textbook in the field. Dr. Rigel has testified before Congress and the FDA on dermatology-related issues and frequently serves as an expert on national television and in magazines and newspapers that include CNN, ABC, FOX, NBC, CBS, The New York Times and Wall Street Journal.

Currently, Dr. Rigel is a member of the Board of Directors for Foamix Pharmaceuticals and Chief Medial Advisor to the Board of Directors of Strata Skin Sciences. He has also served as a board member for Lumenis and Triax Pharmaceuticals.

Dr. Rigel graduated from MIT with a BS in Management Information Science, has an MS (MBA) from the Sloan School of Management at MIT and received his MD from George Washington University. He attended Cornell University Medical Center for an internship in Internal Medicine and completed his training at New York University where he was Resident, Chief Resident, NIH Training Fellow and Dermatology Surgery Fellow.

Dr. Rigel has been widely recognized for his achievements in the field of dermatology:

•	American Academy of Dermatology’s Gold Medal – the highest award in the specialty in recognition of a lifetime of achievement
•	George B. Morgan Award from MIT recognizing exceptional achievement by an alumnus
•	Humanitarian Award of the Melanoma Research Foundation
•	American Cancer Society’s National Honor Citation for Skin Cancer Programs
•	Presidential Citations from the Academy and American Society for Dermatologic Surgery for public education programs in skin cancer

About Sensus

Sensus Healthcare, Inc. is a medical device company that is committed to enabling non-invasive and cost-effective treatment of non-melanoma skin cancers and keloids. Sensus uses a proprietary low energy x-ray radiation technology known as superficial radiation therapy (SRT), which is a result of over a decade of dedicated research and development activities. Sensus has successfully incorporated the SRT therapy into its portfolio of treatment devices, the SRT-100™ and SRT-100 Vision™. To date, the SRT technology has been used to effectively and safely treat oncological and non-oncological skin conditions in thousands of patients. For more information, visit http://www.sensushealthcare.com.

Investor Relations:

Jeffrey Goldberger / Allison Soss

KCSA Strategic Communications

Phone: 212-896-1249 / 212-896-1267

Email: jgoldberger@kcsa.com / asoss@kcsa.com